Exhibit 10.8
TRANSLATION FOR REFERENCE ONLY
BINDING MEMORANDUM OF UNDERSTANDING
This binding memorandum of understanding (hereinafter, this “Memorandum”), dated as of September 30, 2007, is entered into and delivered by and among the following parties:
Yuanming Li, a PRC citizen with his ID Card No. being 21021119560326581x;
Dalian Haihui Sci-Tech Co., Ltd., a company limited by shares incorporated under the PRC laws with the registered address of 35 Lixian Street, Dalian, PRC (hereinafter, “Haihui Dalian”);
HiSoft Technology International Limited, a company incorporated under the laws of the Cayman Islands with the registered address of Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands (hereinafter, “HiSoft International”);
HiSoft Technology (Dalian) Co., Ltd., a company incorporated under the PRC laws with the registered address of 33 Lixian Street, High-Tech Industrial Zone, Dalian, PRC (hereinafter, the “WFOE”).
In this Memorandum, Yuanming Li, Haihui Dalian, HiSoft International and the WFOE are referred to individually as a “Party”, collectively as the “Parties”.
IN WITNESS WHEREOF
WHEREAS, Yuanming Li is one of the registered shareholders of Haihui Dalian, holding 96% of Haihui Dalian’s share capital, as of the signing date of this Memorandum. The share capital structure of Haihui Dalian and the status of its subsidiary affiliated enterprises are set forth in Appendix 1;
WHEREAS, Haihui Dalian promoted and operates Dalian Haihui Software Training Center (hereinafter, the “Training Center”) solely, and holds 40% of shares in JBDK Company Limited (hereinafter, “JBDK”);
WHEREAS, Haihui Dalian has reached an agreement with Yuanming Li to change the promoter of the Training Center to a third party controlled by Yuanming Li and ratified by HiSoft International (hereinafter, the “Proposed Onshore Change”), who is to continue promoting and operating the Training Center (hereinafter, the “Subsequent Onshore Operation”);
WHEREAS, it is proposed by the Parties that Haihui Dalian transfers its all shares in JBDK to such third party controlled by Yuanming Li and ratified by Haihui Dalian and HiSoft International in writing at the same time of processing the Proposed Onshore Change (hereinafter, the “Proposed Offshore Change”, together with the Proposed Onshore Change as the “Proposed Change”);
WHEREAS, it is proposed by the Parties that Yuanming Li shall cause all shareholders of Haihui Dalian to transfer all shares they hold in Haihui Dalian to the two transferees designated by the

TRANSLATION FOR REFERENCE ONLY
WFOE prior to the completion of the Proposed Change (hereinafter, the “Proposed Onshore Share Transfer”) and Yuanming Li agrees that, prior to the completion of the Proposed Change, he will resign from his position as a director of and all other positions at the WFOE, Haihui Dalian, HiSoft International, DMK International Inc. (hereinafter, the “US Subsidiary”) and Haihui Sci-Tech Japan Co., Ltd. (hereinafter, the “Japan Subsidiary”), and will no longer take the position of the legal representative of Haihui Dalian and the WFOE and the chairman of the board of HiSoft International.
Through friendly negotiation among all the Parties, the Parties agree to sign this Memorandum in witness of common intention of all the Parties to complete the Proposed Change and facilitate the smooth progress of the Subsequent Onshore Operation.
1.	Purpose and Legal Effect of this Memorandum

(a)	This Memorandum summarizes the key terms regarding the Proposed Change, the Proposed Onshore Share Transfer and the Subsequent Onshore Operation as discussed and agreed upon by the Parties under this Memorandum (collectively, hereinafter, the “Proposed Transaction”), and sets forth the framework arrangement on the negotiation, signing and delivery of the Definitive Agreements (as defined below) among relevant parties.

(b)	The Parties confirm and agree respectively that: (i) HiSoft International and the WFOE have completed preliminary legal, commercial, tax and financial evaluation with respect to the Proposed Transaction; (ii) the structure and applicable terms of the Proposed Transaction will be determined in the Onshore Share Transfer Agreement (as defined below), the Offshore Share Transfer Agreement (as defined below), the Vehicle Purchase Agreement (as defined below), the Building Purchase Agreement (as defined below), the Trademark License Agreement (as defined below), the Loan Agreement (as defined below), the Pledge Agreement (as defined below), the Escrow Agreement (as defined below), the Advisor Engagement Agreement (as defined below) and other binding definitive written agreements regarding the Proposed Transaction (hereinafter, the “Definitive Agreements”); (iii) the Definitive Agreements shall, according to the principle and key terms of this Memorandum, further provide for the details of the relevant transactions; and (iv) should there be any discrepancy between the terms and conditions in the Definitive Agreements agreed upon by all the Parties and those in this Memorandum, the terms and conditions in the Definitive Agreements shall prevail.

(c)	The Parties hereby confirm that this Memorandum shall be binding on all the Parties upon signing.

(d)	Unless otherwise provided in this Memorandum or the Definitive Agreements, each Party shall bear and pay its own costs and expenses arising from the implementation of the Proposed Transaction, and the negotiation, signing and delivery of the Definitive Agreements.

2.	Proposed Onshore Share Transfer

TRANSLATION FOR REFERENCE ONLY
Yuanming Li shall, and shall cause the other shareholders of Haihui Dalian to, enter into a share transfer agreement with respect to the Proposed Onshore Share Transfer (hereinafter, the “Onshore Share Transfer Agreement”) with the two or more transferees designated by the WFOE (collectively, hereinafter, the “WFOE Designated Parties”) within fourteen (14) days after the signing of this Memorandum. The form and substance of such Onshore Share Transfer Agreement shall be satisfactory to the WFOE and HiSoft International, and shall include the following terms:
(a)	Yuanming Li shall cause Haihui Dalian to complete all necessary internal authorization in relation to the Proposed Onshore Share Transfer, including without limitation adopting necessary resolutions of the shareholders’ general meeting and amendment to the articles of association, within fourteen (14) days after the signing of this Memorandum;

(b)	Yuanming Li shall complete the closing of the Proposed Onshore Share Transfer before the 21st day after the signing of this Memorandum or the completion of the Proposed Onshore Change (whichever is later), and shall guarantee that all the registered shareholders of Haihui Dalian will become the WFOE Designated Parties through the amendment registration with the administration for industry and commerce; and

(c)	The total amount of consideration for the share transfer to be paid by the WFOE Designated Parties under the Onshore Share Transfer Agreement is RMB1.

3.	Offshore Share Transfer
Haihui Dalian shall enter into a share transfer agreement with a third party designated by Yuanming Li in relation to the Proposed Offshore Share Transfer (hereinafter, the “Offshore Share Transfer Agreement”) within fourteen (14) days after the signing of this Memorandum. The form and substance of such Offshore Share Transfer Agreement shall be satisfactory to Haihui Dalian and HiSoft International, and shall include the following terms:
(a)	Yuanming Li shall cause Haihui Dalian and JBDK to complete all necessary internal authorization in relation to the Proposed Offshore Change, including without limitation adopting necessary resolutions of the shareholders’ general meeting or shareholders’ meeting and obtaining consent from the other shareholders of JBDK, within fourteen (14) days after the signing of this Memorandum;

(b)	Yuanming Li shall complete the closing of the Proposed Offshore Change before the 21st day after the signing of this Memorandum or the completion of the Proposed Onshore Change (whichever is later), and shall guarantee that the third party designated by him will become a shareholder of JBDK according to the laws of Japan, holding 40% of shares in JBDK; notwithstanding the foregoing provision, in case of failure to complete the Proposed Offshore Change within the time period provided in this article solely due to (i) any disagreement of the other shareholders of JBDK on the Proposed Offshore Change which is sufficient to restrain the completion of the Proposed Offshore Change according to the laws of Japan; or (ii) failure of the third party designated by Haihui Dalian and Yuanming Li to obtain necessary approval from

TRANSLATION FOR REFERENCE ONLY
the PRC governmental authorities with respect to the Proposed Offshore Change, then Haihui Dalian agrees to continue to hold the 40% of shares in JBDK for the benefit of Yuanming Li and to exercise the voting power as a shareholder of JBDK at Yuanming Li’s instructions, and to transfer to the third party designated by Yuanming Li for nil consideration the dividends (if any) obtained as a shareholder of JBDK until the Proposed Offshore Change is completed;
(c)	the total amount of consideration for the share transfer to be paid by the third party designated by Yuanming Li under the Offshore Share Transfer Agreement is USD1;

(d)	Yuanming Li undertakes that, if JBDK is to outsource its software business to any local company in the PRC, he shall use his best efforts to cause JBDK to engage the WFOE or other Affiliates controlled by HiSoft International to provide such outsourcing services; and

(e)	HiSoft International and the WFOE shall maintain the arrangement of seconding their employees to work at JBDK (as of the signing date of this Memorandum) until December 31, 2008, in order to maintain their good business cooperation relationship with JBDK.
HiSoft International and the WFOE agree to use their best efforts to assist the third party designated by Yuanming Li in obtaining the consent from the other shareholders of JBDK to the Proposed Offshore Change, and to complete the Proposed Offshore Change.
4.	Proposed Onshore Change and Subsequent Onshore Operation

(a)	HiSoft International agrees that Haihui Dalian will, within forty (40) days after the signing of this Memorandum, apply for and complete all governmental procedures (including without limitation the approval on the Proposed Onshore Change by the Education Bureau of Dalian and the filing with the Proposed Onshore Change at the Civil Affairs Bureau of Dalian), and change the promoter of the Training Center into a third party controlled by Yuanming Li and ratified by HiSoft International (hereinafter, the “Designated Third Party”), and provide HiSoft International with supporting materials which are satisfactory to HiSoft International. As consideration, Yuanming Li shall cause the Designated Third Party to pay RMB812,346 (hereinafter, the “Onshore Change Consideration”) to Haihui Dalian. For the avoidance of doubt, HiSoft International shall ratify such Designated Third Party if Yuanming Li provides reasonable written materials evidencing that the Designated Third Party is a local company controlled by him and validly existing under the laws of the PRC.

(b)	In order to complete the Proposed Change smoothly, Haihui Dalian shall complete all necessary internal authorization procedures immediately after the signing of this Memorandum, and shall engage an accounting firm recognized by all the Parties to issue a financial liquidation report, the substance and form of which shall be satisfactory to all the Parties.

(c)	Provided that other provisions under this Memorandum are duly performed, and if requested by the Designated Third Party and the Training Center, Haihui Dalian shall enter into a trademark license agreement with the Designated Third Party and the Training Center (hereinafter, the

TRANSLATION FOR REFERENCE ONLY
“Trademark License Agreement”), granting a non-exclusive license to the Designated Third Party and the Training Center to use (Haihui) trademark in the business currently conducted by the Training Center, which is computer profession related knowledge and operation application training, , and on other business areas as otherwise agreed in writing by all the Parties at the time of licensing.
(d)	Provided that other provisions under this Memorandum are duly performed, Haihui Dalian shall enter into a building purchase agreement with the Designated Third Party (hereinafter, the “Building Purchase Agreement”), whereby the Designated Third Party shall purchase a building owned by Haihui Dalian and located at 35 Lixian Street, High-Tech Industrial Zone, Dalian, PRC (building ownership certificate number: Da Fang Quan Zheng Gao Zi No. 20020213) at the price of RMB10,621,341. The Parties understand that at the time of the signing of this Memorandum, Yuanming Li, on behalf of the Designated Third Party, is arranging the renovation and decoration of the aforesaid transferred building by other parties, and the expenses, costs and liabilities in relation to such renovation and decoration shall be borne by Yuanming Li.

(e)	Provided that other provisions under this Memorandum are duly performed, Haihui Dalian shall enter into a vehicle purchase agreement with the Designated Third Party (hereinafter, the “Vehicle Purchase Agreement”), pursuant to which the Designated Third Party shall purchase an Audi A-6 vehicle (vehicle license plate: Liao B-CK006; model: WAUZZZ4B53N) owned by Haihui Dalian at the price of RMB242,928.

(f)	The Parties agree that the Designated Third Party may start various internal authorization procedures and preparation procedures regarding application materials to be submitted to relevant governmental authorities in relation to (1) the Proposed Onshore Change, (2) the purchase of the building under the Building Purchase Agreement, and (3) the purchase of the vehicle under the Vehicle Purchase Agreement after all the Definitive Agreements, including without limitation the Building Purchase Agreement and the Vehicle Purchase Agreement, are duly signed. However, in any event the completion of the Proposed Onshore Change by Haihui Dalian in accordance with the foregoing provisions shall be subject to the fulfillment of the following conditions:
(i)	all the shareholders of Haihui Dalian have duly signed the Onshore Share Transfer Agreement with the WFOE Designated Parties in accordance with this Memorandum and have not breached such agreement, and the WFOE Designated Parties have become all the shareholders of Haihui Dalian through amendment registration with the administration for industry and commerce;

(ii)	Haihui Dalian has duly signed the Offshore Share Transfer Agreement with the third party designated by Yuanming Li in accordance with this Memorandum, and such designated third party has become a shareholder of JBDK in accordance with the laws of Japan, holding 40% of shares in JBDK;

TRANSLATION FOR REFERENCE ONLY
(iii)	Yuanming Li has duly signed the resignation letters to resign from his position as a director of Haihui Dalian, the WFOE, HiSoft International, the US Subsidiary, the Japan Subsidiary and all other positions (if applicable) at HiSoft International and its Affiliates, as well as his position as chairman of the board of HiSoft International, and the WFOE, Haihui Dalian, HiSoft International, the US Subsidiary, the Japan Subsidiary and other Affiliates of HiSoft International (if applicable) have adopted all necessary board resolutions and resolutions of the shareholders’ meeting with respect to the above resignation;

(iv)	Haihui Dalian and the WFOE have adopted resolutions of shareholders’ general meeting and the board respectively to change the legal representative of Haihui Dalian and the WFOE, and have caused a third party designated by HiSoft International to become the new legal representative of Haihui Dalian and the WFOE;

(v)	Haihui Dalian has transferred all the shares held by it in the US Subsidiary to HiSoft International pursuant to the Stock Transfer Agreement signed by it and HiSoft International on July 24, 2007; HiSoft International has become the sole registered and beneficial owner of all issued share capital of the US Subsidiary;

(vi)	Haihui Dalian has transferred all the shares held by it in the Japan Subsidiary to HiSoft International pursuant to the Stock Transfer Agreement signed by it and HiSoft International on July 24, 2007; HiSoft International has become the sole registered and beneficial owner of all issued share capital of the Japan Subsidiary;

(vii)	all governmental approvals, registrations or filings and third party consents or waivers required for the transactions contemplated under this Memorandum have been duly obtained, including without limitation the registration and filing with the competent registration authority with jurisdiction over Haihui Dalian, the WFOE and the Training Center are in with respect to the Onshore Share Transfer, the Proposed Onshore Change, the change of director and legal representative under this Articles 4(f)(iii) and (iv), and the approval from the approval authority of the Training Center with respect to the Proposed Change; and

(viii)	none of the Parties has breached any provision under this Memorandum or other Definitive Agreements.
5.	Advisor Arrangement
HiSoft International will enter into an advisor engagement agreement (hereinafter, the “Advisor Engagement Agreement”) with Yuanming Li, engaging him as an advisor of HiSoft International, providing advisory services to HiSoft International and its Affiliates. The form and substance of such Advisor Engagement Agreement shall be satisfactory to HiSoft International and Yuanming Li, and shall include the following articles:

TRANSLATION FOR REFERENCE ONLY
(a)	the term of provision of advisory services by Yuanming Li under the Advisor Engagement Agreement is from October 1, 2007 to December 31, 2008;

(b)	in consideration of the advisory services provided by Yuanming Li, HiSoft International will pay Yuanming Li an advisory service fee equivalent to USD350,000 (hereinafter, the “Basic Advisory Service Fee”), which shall be paid in equal installments per month by HiSoft International during the advisory service period;

(c)	if Yuanming Li causes Haihui Dalian to legally and actually receive subsidy or award from the PRC government before June 2008 by providing advisory services under the Advisor Engagement Agreement, then HiSoft International will pay Yuanming Li an extra advisory service fee in addition to the Basic Advisory Service Fee after actually receiving such subsidy or award. Such extra advisory service fee shall be equal to the amount of such government subsidy or award minus (i) various costs and taxes borne by Haihui Dalian arising from applying for and receiving such government subsidy or award and (ii) the business taxes borne by HiSoft International due to the payment of such extra advisory service fee. Notwithstanding the provision in the foregoing sentence, if all or part of the subsidy or award received by Haihui Dalian is revoked or ordered to be returned due to any reasons, then Yuanming Li shall immediately return HiSoft International the extra advisory service fee received regarding such subsidy or award that has been revoked or ordered to be returned;

(d)	Yuanming Li shall bear all payable taxes under the Advisory Engagement Agreement on his own, and HiSoft International may withhold the income tax with respect to the payment it makes to Yuanming Li under the Advisor Engagement Agreement according to the laws and regulations of PRC or any other jurisdiction, and may deduct such amount of withholding taxes from the amount actually paid to Yuanming Li.

6.	Loan Arrangement
Provided that Yuanming Li and Haihui Dalian fully perform this Memorandum, the WFOE agrees to enter into a loan agreement (hereinafter, the “Loan Agreement”) with Yuanming Li, pursuant to which it will provide Yuanming Li with a loan with a principal of RMB16,573,260, upon the completion of the Proposed Change. The form and substance of such Loan Agreement shall be satisfactory to the WFOE and shall include the following provisions:
(a)	the purpose of the loan shall be limited to: (i) a total amount of approximately RMB11,676,615 shall be used for the payment of the Onshore Change Consideration, the transfer price of the building under the Building Purchase Agreement and the transfer price of the vehicle under the Vehicle Transfer Agreement to be made by a third party, and the share transfer price to be paid by the third party designated by Yuanming Li acting as the purchaser under the Offshore Share Transfer Agreement, and (ii) a total amount of approximately RMB4,896,645 shall be used for the establishment of the Designated Third Party by Yuanming Li and the Subsequent Onshore Operation of the Training Center.

TRANSLATION FOR REFERENCE ONLY
(b)	the principal shall be withdrawn in two installments, among which:
(i)	the amount of one of the withdrawals shall be RMB11,676,615, to be paid to Haihui Dalian directly by the WFOE and certified by a confirmation letter issued by Haihui Dalian, of which the withdrawal date shall not be earlier than the date on which all the shareholders of Haihui Dalian become the WFOE Designated Parties through amendment registration with the administration for industry and commerce pursuant to the Onshore Share Transfer Agreement;

(ii)	the amount of the other withdrawal shall be the balance after deducting the amount of withdrawal in the above section (i) from the principal amount, which is RMB4,896,645, and the date of its withdrawal shall be within fourteen (14) working days after the fulfillment of the following conditions:
(1)	All conditions under sections (i), (iii), (iv), (v), (vi) and (vii) under Article 4(f) of this Memorandum have been fulfilled;

(2)	Yuanming Li has provided the WFOE with the materials regarding pre-approval of name of the Designated Third Party; and

(3)	Yuanming Li has duly signed, and has caused Haihui Dalian to duly sign the Onshore Share Transfer Agreement, the Offshore Share Transfer Agreement, the Advisor Engagement Agreement and the Pledge Agreement.
(c)	the repayment date of the principal amount shall be the date twelve (12) calendar months after HiSoft International completes its initial public offering. The repayment shall be made in a lump sum and the overdue fine shall be collected over any overdue payment in accordance with the Loan Agreement;

(d)	Yuanming Li undertakes to cause Kaiki Inc. to enter into a pledge agreement with himself and HiSoft International (the form and substance of which shall be satisfactory to HiSoft International) (hereinafter, the “Pledge Agreement”), and has caused Kaiki Inc. to pledge to HiSoft International the 3,072,084 ordinary shares it holds in HiSoft International to secure the performance by the Designated Third Party of its repayment obligation under the Loan Agreement; and

(e)	within five (5) working days after all the Definitive Agreements (including the Loan Agreement and the Pledge Agreement) are duly signed, the WFOE agrees to deposit RMB4,896,645, equivalent to the principal amount under section (ii) of this Article 6(b), into an escrow account opened at a bank agreed to by the WFOE (hereinafter, the “Escrow Bank”) in the WFOE’s name. The purpose of establishing such account is to pay Yuanming Li such principal amount if he withdraws the principal amount of RMB4,896,645 under section (ii) of this Article 6(b). The establishment and management of such escrow account are subject to the escrow agreement to be entered into by Yuanming Li, the WFOE and the Escrow Bank (hereinafter, the “Escrow Agreement”).

TRANSLATION FOR REFERENCE ONLY
7.	Operation of Haihui Dalian
Provided that Yuanming Li has duly performed all his obligations under this Memorandum, the WFOE agrees that it will not cause Haihui Dalian to enter into new business agreements in the period from the date that all the shareholders of Haihui Dalian become the WFOE Designated Parties after the completion of the Onshore Share Transfer through June 30, 2008, except for the relevant agreements already entered into or projects already performed by Haihui Dalian as of the signing date of this Memorandum, projects that require maintenance and projects subcontracted to other parties for performance.
8.	Nonsolicitation
Yuanming Li agrees that, in the period from the signing date of this Memorandum through December 31, 2008, he and his Affiliates will not solicit any on-job employees of the WFOE or the WFOE’s Affiliates or former employees of the WFOE or the WFOE’s Affiliates who have left the company for less than three (3) months unless prior written consent is explicitly given by HiSoft International. All the Parties confirm that the consents to signing and performing this Memorandum by HiSoft International and the WFOE, especially the consent of the WFOE to cause the completion of the Proposed Onshore Change after the completion of the Onshore Share Transfer, are in reliance upon Yuanming Li’s performance of the above undertakings.
9.	Definition
The following terms have the following meanings in this Memorandum:
(i) “Affiliate”, means, with respect to any person, any person that directly or indirectly controls, is controlled by, or is under common control with, such person. With respect to Yuanming Li, it includes his direct relatives, spouse, or the direct relatives of his spouse or individuals that have entered into any share entrustment arrangement (on behalf of Yuanming Li), trust arrangement, or concert action arrangement with Yuanming Li, whether in writing or oral. In this definition, “control” (including terms with related meanings like “control”, “is controlled” and “under common control with”) means directly or indirectly possess the power to instruction the management or policy of such person and commanding its action, through voting securities, pursuant to contracts or in other manners. With respect to the WFOE, its Affiliates include without limitation HiSoft International, Haihui Dalian, HiSoft Systems (Shenzhen) Limited, HiSoft Services (Beijing) Limited, HiSoft Technology (Chengdu) Co., Ltd. and HiSoft Technology (Shanghai) Co., Ltd.
(ii) “Person” means (but without limitation) any individual, corporate legal person, limited liability company, unit, trade name, trust, partnership, joint venture, association, corporation, non-legal person organization or governmental agency.
10.	The Relationship among Definitive Transaction Documents

TRANSLATION FOR REFERENCE ONLY
Unless otherwise unanimously agreed in writing by all the Parties, all Definitive Agreements shall be signed at the same time within fourteen (14) days after the signing of this Memorandum. Notwithstanding the foregoing provision, if any of the Definitive Agreements (including the Building Purchase Agreement, the Vehicle Purchase Agreement and other agreements related to the Proposed Onshore Change) cannot be duly signed due to Yuanming Li’s failure to complete the establishment of Designated Third Party within fourteen (14) days after the signing of this Memorandum, then the Parties agree to first sign other Definitive Agreements within fourteen (14) days after the signing of this Memorandum and to sign written documents to confirm the form of the Building Purchase Agreement, the Vehicle Purchase Agreement and other Definitive Agreements related to the Proposed Onshore Change, and to sign such Building Purchase Agreement, Vehicle Purchase Agreement and other Definitive Agreements related to the Proposed Onshore Change pursuant to the form confirmed within five (5) days after the Designated Third Party obtains the business license.
If the Proposed Offshore Change is not completed as provided by this Memorandum for any reasons, the Parties shall still cause other transactions under this Memorandum to be completed. In addition, if any Proposed Transaction other than the Proposed Offshore Change has not been completed as of January 31, 2008, then unless all the Parties otherwise unanimously agree, the Parties agree to take all necessary actions to cancel and revoke such completed or ongoing transactions.
11.	Counterparts
This Memorandum may be signed in any number of counterparts. Each counterpart is an original and all originals will together constitute a sole and identical document.
12.	Governing Law and Language
This Memorandum is governed by and constructed according to the laws of Hong Kong. The Parties shall sign and deliver a Chinese version of this Memorandum.
13.	Dispute Resolution
Any dispute or controversy in connection with this Memorandum shall be resolved according to the laws of Hong Kong and shall be submitted to the China International Economic and Trade Arbitration Commission (“CIETAC”), Beijing Headquarter for arbitration conducted in Beijing in accordance with the then effective arbitration rules. The arbitration tribunal shall consist of three (3) arbitrators familiar with applicable corporate and commercial legal affairs, among whom one (1) arbitrator shall be appointed by HiSoft International, one (1) arbitrator shall be appointed by Yuanming Li and one (1) arbitrator shall be appointed by CIETAC chairman as jointly entrusted by HiSoft International and Yuanming Li pursuant to the applicable CIETAC rules; and two (2) among the three (3) arbitrators shall be Hong Kong citizens familiar with the laws of Hong Kong. The arbitration award shall be final and binding upon all the Parties.

TRANSLATION FOR REFERENCE ONLY
14.	Termination
Unless the Parties agree to the early termination of this Memorandum in writing or extend the term of this Memorandum, or the Parties early terminate this Memorandum pursuant to Article 10 hereof, this Memorandum shall be automatically terminated on January 1, 2009.
[remainder of this page has been intentionally left blank]

TRANSLATION FOR REFERENCE ONLY
IN WITNESS WHEREOF, the following Parties have signed this Binding Memorandum of Understanding at Dalian, PRC as of the date and place first written above.

Yuanming Li
Signature:	/s/ Yuanming Li

Dalian Haihui Sci-Tech Co., Ltd.
Signature:	/s/ Yuanming Li
	Name:	Yuan Ming Li
Position: Legal Representative Corporate Seal: [COMPANY SEAL]

Hisoft Technology International Limited
Signature:	/s/ Loh Tiak Koon
	Name:	Loh Tiak Koon
Position: CEO & Director

HiSoft Technology (Dalian) Co., Ltd.
Signature:	/s/ Yuanming Li
	Name:	Yuan Ming Li
Position: Legal Representative Corporate Seal: [COMPANY SEAL]

MOU related to Haihui Dalian	signature page

TRANSLATION FOR REFERENCE ONLY
Appendix 1
The Share Capital Structure of Haihui Dalian
and the Status of its Subordinate Affiliated Companies
A.	The Share Capital Structure of Haihui Dalian:

Name of Shareholders	Paid-in Capital (yuan)	Shareholder Percentage (%)
Yuanming Li	6,633,320.64	96%
Zhuohong Wang	69,097.09	1%
Xingwei Wang	69,097.09	1%
Qing He	69,097.09	1%
Jikui Tan	69,097.09	1%

Total	6,909,709.00	100%
B.	Status of Haihui Dalian’s Subsidiary Affiliated Enterprises:

1.	JBDK Co., Ltd, in which Haihui Dalian holds 40% shares.

2.	DMK International, Inc., in which Haihui Dalian holds 100% shares.

3.	Haihui Sci-Tech Japan Co., Ltd., in which Haihui Dalian holds 100% shares.

4.	Dalian Haihui Software Training Center, a private non-enterprise entity (private non-enterprise entity registration certificate number: Min Zheng Zi Di Liao Da No.010502), solely founded and funded by Haihui Dalian.